Ex. 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 (No. 333-) of Aytu BioPharma, Inc. (the “Company”) of our report dated October 6, 2020, with respect to the consolidated balance sheets of the Company as of June 30, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.

/s/ Plante & Moran, PLLC

Denver, Colorado

April 16, 2021